Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

MF GLOBAL HOLDINGS LTD.

(formerly known as MF GLOBAL LTD.)

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

DATED AS OF JANUARY 4, 2010

First Supplement to the Indenture dated as of June 25, 2008

(9.00% Convertible Senior Notes due 2038)

FIRST SUPPLEMENTAL INDENTURE, dated as of January 4, 2010 (this “Supplemental Indenture”), between MF GLOBAL HOLDINGS LTD., a Delaware corporation (“MFG Delaware”) that was formerly an exempted company under the laws of Bermuda known as MF Global Ltd. (“MFG Bermuda”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee.

RECITALS

WHEREAS, MFG Bermuda and the Trustee have entered into an Indenture, dated as of June 25, 2008 (the “Base Indenture”), providing for the issuance by MFG Bermuda of its 9.00% Convertible Senior Notes due 2038 (the “Notes”);

WHEREAS, Section 11.01(f) of the Base Indenture provides that MFG Bermuda, when authorized by a Board Resolution, and the Trustee, at MFG Bermuda’s expense, may, without the consent of any holder, enter into a supplemental indenture to make any change that does not materially and adversely affect the rights of any holder;

WHEREAS, in compliance with applicable law, MFG Bermuda desires to change its jurisdiction of incorporation from Bermuda to the State of Delaware (the “Domestication”) and, upon completion of the Domestication (the date and time of the effectiveness of the Domestication shall be referred to herein as the “Effective Time”), change its legal name from MF GLOBAL LTD. to MF GLOBAL HOLDINGS LTD.;

WHEREAS, MFG Delaware deems it advisable to enter into this Supplemental Indenture for the purposes of making certain changes to the Base Indenture in connection with the Domestication that do not materially and adversely affect the rights of any holders;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Board of Directors of MFG Bermuda;

WHEREAS, MFG Delaware has delivered to the Trustee an Officers’ Certificate, pursuant to Sections 11.05, 12.03, 14.06 and 17.05 of the Base Indenture, and an Opinion of Counsel, pursuant to Sections 11.05, 12.03 and 17.05, in connection with the execution of this Supplemental Indenture;

WHEREAS, MFG Delaware has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid, legal and binding instrument in accordance with its terms; and

WHEREAS, all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and other good and valuable consideration, MFG Delaware and the Trustee covenant and agree, for the equal and proportionate benefit of all holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Each term defined in (or by reference to another source in) the Base Indenture has the same meaning when used in this Supplemental Indenture unless otherwise specified in this Supplemental Indenture.

References in this Supplemental Indenture to any “Article” or “Section” shall refer to an Article or Section, as the case may be, of the Base Indenture unless the context requires otherwise. As used in this Supplemental Indenture, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular article, section or other subdivision of this instrument.

As of the Effective Time, the definition of the term “Company” in the Base Indenture is hereby amended and replaced in its entirety with the following sentence:

“Company” means MF Global Holdings Ltd., a Delaware corporation that was formerly an exempted company under the laws of Bermuda known as MF Global Ltd., and subject to the provisions of Article 12, shall include successors and assigns.

As of the Effective Time, the definition of the term “Common Shares” in the Base Indenture is hereby amended and replaced in its entirety with the following sentence:

“Common Shares” means, subject to Section 14.06, shares of common stock of the Company, par value $1.00 per share, at the Effective Time or shares of stock of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and that are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of stock of each such class then so issuable shall be substantially in the proportion that the total number of shares of stock of such class resulting from all such reclassifications bears to the total number of shares of stock of all such classes resulting from all such reclassifications.

ARTICLE II

MERGER EVENT

Section 2.01 Effect of Reclassification. As of the Effective Time, the Reference Property relating to the Domestication shall consist, with respect to each $1,000 principal amount of Notes, of 95.6938 shares of the common stock, par value $1.00 per share, of MF Global Holdings Ltd., a Delaware corporation (“MFG Delaware Common Stock”), which number of shares equals the Conversion Rate as in effect immediately prior to the Effective Time, all as provided in Section 14.06 of the Base Indenture. Accordingly, at the Effective Time and pursuant to said Section 14.06, the right to convert each $1,000 principal amount of Notes pursuant to Article 14 of the Base Indenture shall be changed to a right to convert such principal amount of Notes into cash, 95.6938 Common Shares (initially consisting of 95.6938 shares of MFG Delaware Common Stock) or a combination of cash and said Common Shares at the Company’s election, and the related Conversion Obligation shall be settled as set forth in Section 14.02. At and following the Effective Time, (i) the “Conversion Rate”, as such term is used in the Base Indenture, shall initially mean 95.6938 shares of MFG Delaware Common Stock per $1,000 principal amount of Notes and (ii) each reference in the Base Indenture to any number of Common Shares shall initially mean an equal number of shares of MFG Delaware Common Stock, subject, in each case (i) and (ii), to the settlement provisions of Section 14.02 and to adjustment as set forth in Article 14 of the Base Indenture. For the avoidance of doubt, the Domestication does not constitute a Fundamental Change or a Make-Whole Fundamental Change, and the Company shall not be required to repurchase any Notes pursuant to Section 15.04 of the Base Indenture, and the Conversion Rate shall not be increased or otherwise adjusted pursuant to Section 14.03 or 14.04 or any other Section of the Base Indenture (other than as specified in this Section 2.01), as a result of the Domestication. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, Common Shares or a combination of cash and Common Shares, as applicable, as set forth in Section 14.01 and Section 14.02 prior to the Effective Time.

Section 2.02 Assumption. As of the Effective Time, MFG Delaware hereby assumes all of the obligations of MFG Bermuda under the Notes and the Indenture as provided in Article 12 of the Base Indenture. Such obligations include the due and punctual payment of the principal of and premium (including any Redemption Price, Repurchase Price or Fundamental Change Repurchase Price), if any, accrued and unpaid interest and accrued and unpaid Additional Amounts, if any, on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon the conversion of the Notes and the due and punctual performance of all the covenants and conditions of the Base Indenture to be performed by the Company under the Base Indenture, in each case when and as provided in the Base Indenture as amended hereby.

Section 2.03 Substitution. As of the Effective Time, MFG Delaware shall succeed to, and be substituted for, and may exercise every right and power of, MFG Bermuda under the Notes and the Indenture, with the same effect as if MFG Delaware had been named therein as the Company, and MFG Bermuda shall be released from its obligations under the Notes and the Indenture.

ARTICLE IIII

MISCELLANEOUS

Section 3.01 Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Supplemental Indenture shall, at and after the Effective Time, be deemed part of the Base Indenture for all purposes thereof (including the provisions of Article 17 thereof as applicable) in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

Section 3.02 Address for Notices, Etc. At the Effective Time, the reference to “MF Global Ltd.” in Section 17.04 of the Base Indenture shall be changed to refer to “MF Global Holdings Ltd.” and the provisions of said Section shall remain in effect as so modified.

Section 3.03 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.04 Severability. In the event any provision of this Supplemental Indenture shall be shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

Section 3.05 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.06 Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

Section 3.07 No Security Interest Created. Nothing in this Supplemental Indenture, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 3.08 Trust Indenture Act. This Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the Trust Indenture Act required to be part of and to govern indentures qualified under the Trust Indenture Act upon such qualification; provided that this Section 3.08 shall not require that this Supplemental Indenture or the Trustee be qualified under the Trust Indenture Act prior to the time (if ever) that such qualification is in fact required under the terms of the Trust Indenture Act, nor shall it constitute any admission or acknowledgment by any party hereto that any such qualification is required prior to the time such qualification is in fact required under the terms of the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof that is required to be included in an indenture qualified under the Trust Indenture Act, such required provision shall control. Notwithstanding the foregoing, the Company has no obligation to qualify this Supplemental Indenture under the Trust Indenture Act unless and until such time, if any, as it determines, in its sole discretion, to register (and does register) the Notes under the Securities Act of 1933, as amended.

Section 3.09 Effect of Headings and Table of Contents. The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.10 Benefits of Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder or the Noteholders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 3.11 Effective Time. Except for Article III hereof, this Supplemental Indenture shall not become effective unless and until, and shall become effective when, the Effective Time occurs. Article III hereof shall be effective upon execution and delivery of this instrument by MFG Delaware and the Trustee. A certificate of an Officer of the Company referencing this Section 3.11 and stating that the Effective Time has occurred at a particular time and date shall be conclusive evidence for all purposes of this instrument that the Effective Time has occurred at the time and date stated therein.

Section 3.12 Certificates. Until surrendered and exchanged, each certificate evidencing outstanding Notes immediately prior to the Effective Time shall, for all purposes of the Indenture and the Notes, continue to evidence the identical principal amount and number of outstanding Notes at and after the Effective Time

(subject to adjustment pursuant to the Indenture). Each uncertificated Note outstanding immediately prior to the Effective Time shall, for all purposes of the Indenture and the Notes, continue to be an outstanding uncertificated Note having the identical principal amount at and after the Effective Time (subject to adjustment pursuant to the Indenture). After the Effective Time, the Company may make such modifications in the certificates evidencing (and the form of) the Notes as it deems necessary to reflect the substance of this Supplemental Indenture, but no such modifications shall be necessary to reflect the substance of this Supplemental Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

MF GLOBAL HOLDINGS LTD.

By:	/s/ J. Randy MacDonald
	Name:	J. Randy MacDonald
	Title:	Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Assistant Vice President

By:	/s/ David Contino
	Name:	David Contino
	Title:	Vice President

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